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                                                                    EXHIBIT 99.1

                        SHEFFIELD PHARMACEUTICALS, INC.
                               425 WOODSMILL ROAD
                         ST. LOUIS, MISSOURI 63017-3441

                                          August 3, 1998

To:   Thomas A. Armer
      5619 Overbrook
      Ann Arbor, MI 48105

         At a meeting of the Compensation Committee of the Board of Directors of Sheffield Pharmaceuticals, Inc. (the "Company") held on July 15, 1998, the Company authorized the grant to you of an option (the "Option") to purchase One Hundred Twenty Five Thousand (125,000) shares (the "Shares") of Common Stock, par value $.01 per share, of the Company. The Option is being granted in connection with your employment by the Company.

         Except as provided below, the Option may be exercised at any time and from time after February 3, 1999 and on or prior to August 3, 2003 (on which date the Option will, to the extent not previously exercised, expire). The purchase price per Share payable by you is $1.75.

         Unless at the time of the exercise of the Option a registration statement under the Securities Act of 1933, as amended (the "Act"), is in effect as to the Shares, any Shares purchased by you upon the exercise of the Option shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the option, in whole or in part, you will execute and deliver to the Company a certificate to such effect. The Company shall not be obligated to issue any Shares pursuant to the Option if, in the opinion of counsel to the Company, the Shares to be so issued are required to be registered or otherwise qualified under the Act or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such Shares have been so registered or otherwise qualified.

         You understand and acknowledge that, under existing law, unless at the time of the exercise of the Option a registration statement under the Act is in effect as to such Shares (i) any Shares purchased by you upon exercise of this option may be required to be held indefinitely unless such Shares are


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subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold); (iii) in the case of securities to which Rule 144 is not applicable, compliance with Regulation A promulgated under the Act or some other disclosure exemption will be required; (iv) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; and (v) the Company will place an appropriate "stop transfer" order with its transfer agent with respect to such Shares. In addition, you understand and acknowledge that the Company has no obligation to you to furnish information necessary to enable you to make sales under Rule 144.

         In the event that the Company shall at any time prior to the expiration of the Option and prior to the exercise thereof: (i) declare or pay to the holders of the Common Stock a dividend payable in any kind of shares of stock of the Company; or (ii) change or divide or otherwise reclassify its Common Stock into the same or a different number of shares with or without par value, or into shares of any class or classes; or (iii) consolidate or merge with, or transfer its property as an entirety or substantially all of its assets to any other corporation; or (iv) make any distribution of its assets to holders of its Common Stock as a liquidation, or partial liquidation dividend or by way of return of capital; then, upon the subsequent exercise of the Option, the purchase price of the Shares issuable upon the exercise hereof shall be appropriately adjusted by the Board of Directors of the Company so that you shall receive for the exercise price, in addition to or in substitution for the Shares to which you would be entitled upon such exercise, such additional shares of stock of the Company, or such reclassified shares of stock of the Company, or such securities or property of the Company resulting from such consolidation or merger or transfer, of such assets of the Company, which you would have been entitled to receive had you exercised the Option prior to the happening of any of the foregoing events.

         In the event that your employment by the Company is terminated for cause, then the Option shall be immediately canceled upon such termination of employment and you shall have no further rights with respect to the Option. In the event that your employment by the Company is terminated for reasons other than for cause, then you may, during the ninety (90) day period following the date you cease to be employed by the Company, exercise the Option to the extent that you were entitled to exercise it at the

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date of such termination. To the extent that you were not entitled to exercise the Option at the date of such termination, or if you do not exercise the Option (to the extent you are entitled to exercise) within the time specified in this paragraph, the Option shall terminate.

         The Option (or installment thereof) is to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Annex A, specifying the number of Shares to be purchased, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash.

         The Option does not confer upon any right whatsoever as a stockholder of the Company. Your right to exercise the Option shall not terminate as a result of the termination of your employment by the Company.

         The Option shall be binding upon any successors or assigns of the Company.

         If the foregoing correctly sets forth our understanding, please indicate your acceptance by signing this letter in the space provided below.

                                        Very truly yours,

                                        SHEFFIELD PHARMACEUTICALS,  INC.

                                        By: /s/ Carl Siekmann
                                           -----------------------------------
                                           Name: Carl Siekmann
                                           Title: EVP

AGREED TO AND ACCEPTED:

/s/ Thomas A. Armer
-----------------------------
Thomas A. Armer


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                                                                       EXHIBIT A

                            STOCK SUBSCRIPTION FORM

To:  Sheffield Pharmaceuticals, Inc.

Gentlemen:

         I hereby exercise my option to purchase from Sheffield Pharmaceuticals, Inc. (the "Company") I pursuant to the Stock Option Letter Agreement between us dated as of August 3, 1998, _____ shares of the Company's Common Stock, $.01 par value, and herewith tender payment therefor at the rate of $___ per share.

         I represent and warrant that I am acquiring the said shares for my own account for investment purposes only; that I have no present intention of selling or otherwise disposing of such shares or any part thereof; that I will not transfer said shares in violation of the securities laws of the United States; that I am familiar with the business operations, management and financial condition and affairs of the Company; that I have not relied upon any representation of the Company with respect thereto; and that I have the personal financial means to comply with all of said representations. I further confirm that I have been advised that said shares will not be registered under the Securities Act of 1933, as amended, and that I have consulted with and been advised by counsel as to the restrictions on resale to which said shares will thereby be subject.

         The form in which I wish my name and address to appear on the Company stock records is as follows:

                                        Name:
                                             ----------------------------------
                                        Address:

                                        ---------------------------------------

                                        ---------------------------------------

                                        ---------------------------------------

                                                Very truly yours,

                                                -------------------------------
                                                [Name of Employee]



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